Exhibit 16.2

April 26, 2016

Mr. Long He

Chief Executive Officer

China Ginseng Holdings, Inc.

64 Jie Fang Da Road

Ji Yu Building A, Suite 1208

Changchun City, China

Dear Mr. He:

This is to advise that Cowan, Gunteski & Co., P.C. is transferring its SEC Practice to MSPC and is in effect resigning as the Independent Registered Public Accounting Firm for China Ginseng Holdings, Inc. It was a pleasure working with you and your personnel.

Very truly yours,

/s/ Cowan, Gunteski & Co., P.C.

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